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                                                               EXHIBIT 11

             FISHER SCIENTIFIC INTERNATIONAL INC.
          COMPUTATION OF EARNINGS PER COMMON SHARE
           (in millions, except per share amounts)
                         (unaudited)

Primary earnings per share were calculated as follows:
-----------------------------------------------------

                                      Three Months Ended      Six Months Ended
                                            June 30,               June 30,
                                      -------------------     ----------------
                                       1997         1996       1997      1996
                                       ----         ----       ----      ----
Total income used for primary
 earnings per share..................  $ 9.6       $ 8.4      $20.6     $12.9
                                       -----        -----      -----     -----

Average common shares
 outstanding.........................   20.2        16.6       20.2      16.5
Other................................    0.5         0.5        0.5       0.4
                                       -----        -----      -----     -----
Average shares and equivalents.......   20.7        17.1       20.7      16.9
                                       -----        -----      -----     -----
Primary earnings per share...........  $0.47       $0.49      $1.00     $0.76
                                       -----        -----      -----     -----


Fully diluted earnings per share were calculated as follows:
------------------------------------------------------------

                                      Three Months Ended      Six Months Ended
                                            June 30,               June 30,
                                      ------------------      ----------------
                                       1997         1996       1997      1996
                                       ----         ----       ----      ----
Net income........................... $ 9.6        $ 8.4      $20.6     $12.9
Interest expense of
 Convertible Subordinated Notes,
  net of taxes.......................    --          1.1         --       2.1
                                       -----        -----      -----    ------
Total income used for fully
 diluted earnings per share.......... $ 9.6        $ 9.5      $20.6     $15.0
                                       -----        -----      -----    ------
Average common shares
 outstanding.........................  20.2         16.6       20.2      16.5

Common equivalent shares
 for Convertible Subordinated
  Notes..............................    --          3.4         --       3.5
Other................................   0.7          0.5        0.7       0.4
                                       -----        -----      -----    ------
Average shares and equivalents.......  20.9         20.5       20.9      20.4
                                       -----        -----      -----    ------
Fully diluted earnings per share..... $0.46        $0.46      $0.99     $0.74
                                       -----        -----      -----    ------

Note:  Amounts may not calculate due to rounding.


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